UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2026

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41177	86-3437271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, Suite A

Berkeley, CA 94710

(Address of principal executive offices) (Zip Code)

(925) 997-6925

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PFSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Convertible Promissory Note

On September 1, 2026, Profusa, Inc., a Delaware corporation (the “Company”), completed an additional closing under that certain Securities Purchase Agreement, dated as of February 11, 2025 (as amended, the “Purchase Agreement”), by and among the Company, Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent”), as initial purchaser, and Ascent, as collateral agent for the purchasers party thereto. In connection with the additional closing, the Company issued to Ascent a Senior Secured Convertible Promissory Note in the aggregate principal amount of $329,670.33 (the “Note”) for an aggregate purchase price of $300,000.00 (reflecting original issue discount).

The Note was issued with original issue discount and matures on the earlier of (i) September 1, 2027 and (ii) the Option Closing Date (as defined in the Note). The material terms of the Note are summarized below:

●	Interest. The Note bears interest at a rate of 7% per annum, payable in cash on the first day of each calendar month and on the maturity date. Interest may be paid in shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at the Amortization Price (as defined in the Note), subject to satisfaction of the Equity Payment Conditions (as defined in the Note).

●	Conversion. The Note is convertible at the option of the holder into shares of Common Stock at a conversion price of $4.28 per share (the “Conversion Price”), subject to adjustment. The Conversion Price shall at no time be less than the Floor Price of $1.07, subject to adjustment on each six-month anniversary of the Original Issue Date based on the Adjusted Floor Price formula set forth in the Note.

●	Beneficial Ownership Limitation. The Note is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding Common Stock, which may be increased to 9.99% upon 61 days’ prior written notice by the holder.

●	Amortization. Commencing January 1, 2027, monthly amortization payments are due under the Note. Amortization payments may, at the Company’s option subject to satisfaction of the Equity Payment Conditions, be made in shares of Common Stock valued at the Amortization Price.

●	Mandatory Prepayment. The Company is required to make a mandatory prepayment of 33% of the net proceeds from any Subsequent Offering (as defined in the Note).

●	Events of Default. The Note includes customary events of default, including failure to pay principal or interest when due, breach of covenants or representations, bankruptcy or insolvency, delisting of Common Stock from any eligible market, and failure to deliver conversion shares when due. Upon an Event of Default (as defined in the Note), the interest rate increases to 18% per annum (the “Default Rate”), and all outstanding obligations under the Note may become immediately due and payable at the holder’s election.

●	Security. The Company’s obligations under the Note are secured by substantially all of the Company’s assets pursuant to security agreements previously entered into in connection with the Purchase Agreement.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the Note is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Senior Secured Convertible Promissory Note, dated September 1, 2026, issued by the Company to Ascent Partners Fund LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2026

PROFUSA, INC.

By:	/s/ Jack Stover
Name:	Jack Stover
Title:	Chief Executive Officer

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